Filed Pursuant to Rule 433
Registration No. 333-165047
Term Sheet
March 5, 2010
MASCO CORPORATION
$500,000,000 7.125% NOTES DUE 2020

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	7.125% Notes due 2020

RATINGS*:	Ba2(stable) by Moody’s Investors Service, Inc and BBB(stable) by Standard & Poor’s Rating Services

TRADE DATE:	March 5, 2010

SETTLEMENT DATE (T+3):	March 10, 2010

MATURITY DATE:	March 15, 2020

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$500,000,000

PRICE TO PUBLIC (ISSUE PRICE):	99.998%

BENCHMARK:	UST 3.625% due February 15, 2020

BENCHMARK TREASURY PRICE AND YIELD:	99-14+; 3.691%

YIELD TO MATURITY:	7.125%

SPREAD TO TREASURY:	+343.4 basis points

INTEREST RATE:	7.125% per annum

INTEREST PAYMENT DATES:	Semi-annually on each March 15 and September 15; commencing on September 15, 2010

DENOMINATIONS:	$2,000 by $1,000

OPTIONAL REDEMPTION:	Make-whole call at any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at the treasury rate plus 50 basis points

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOKRUNNERS:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc.

CO-MANAGERS:	Daiwa Securities America Inc., BNP Paribas Securities Corp., Comerica Securities, Inc., Commerzbank Capital Markets Corp., KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC, RBC Capital Markets Corporation, SunTrust Robinson Humphrey, Inc.

CUSIP:	574599 BG0
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BANC OF AMERICA SECURITIES LLC TOLL-FREE AT 1-800-294-1322 , CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT 1-877- 858-5407 OR J.P. MORGAN SECURITIES INC. COLLECT AT 1-212-834-4533.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.